Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

June 3, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Amarantus Bioscience Holdings, Inc.

San Francisco, CA 94107

To Whom It May Concern:

Silberstein Ungar, PLLC, hereby consents to the use in Amendment No. 1 to Form S-1, Registration Statement Under the Securities Act of 1933, filed by Amarantus BioScience Holdings, Inc. of our report dated April 16, 2013, relating to the financial statements of Amarantus BioScience Holdings, Inc. as of and for the year ending December 31, 2012 and for the period from January 14, 2008 (inception) to December 31, 2012, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC